CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-1, of our auditor's report dated March 28, 2025 with respect to the consolidated financial statements of Lion Copper and Gold Corp. and its subsidiaries as at December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, included in the Annual Report of Lion Copper and Gold Corp. for the years ended December 31, 2024 and 2023, as filed with the United States Securities Exchange Commission.

We also consent to the reference to our firm under the heading "Interests of Experts" in the above registration statement.

Chartered Professional Accountants

September 29, 2025

Vancouver, Canada